                                                                  EXHIBIT 20.1
NEWS RELEASE

For Release:  Immediate

Contact:      Jean Fargo                          Dave Rai
              Corporate Communications            Investor Relations
              (847) 405-3953                      (847) 405-4103


                       SPS REPORTS FIRST QUARTER RESULTS


RIVERWOODS, IL, April 16, 1997 - SPS Transaction Services, Inc. (NYSE:PAY) today reported net income of $7.4 million or 27 cents per share for the quarter ended March 31, 1997, as compared to 41 cents per share for the same period last year. Net operating revenues for the first quarter increased to $90.4 million from $89.0 million in 1996.

     "Our strategy over the past year has been highly focused," said Robert L. Wieseneck, SPS president and chief executive officer. "We continue to emphasize revenue growth in our fee-based businesses, while implementing measures to improve the profitability of our asset-based consumer credit card business, some of which have had the effect of inhibiting account growth."

     Active consumer private label accounts, both owned and managed, decreased 11 percent to 3.2 million compared with first quarter last year. Total loans outstanding, which represent both owned and securitized credit card loans, were $2.1 billion, down from $2.2 billion at the end of last quarter.

     The company reported a 30 percent increase in active commercial accounts to 951,000 from 732,000 a year ago. Electronic transactions processed for the quarter were 101.9 million, a 5 percent increase year over year. TeleServices posted an 8 percent decrease in first quarter customer contacts, reflecting a shift in the type and length of calls handled.

     SPS Transaction Services, Inc., a majority-owned subsidiary of Dean Witter, Discover & Co., provides a range of technology outsourcing services including the processing of credit card transactions, private label credit card programs, commercial accounts receivable processing, call center teleservice activities and electronic marketing services.

                                       ###
























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                               SPS TRANSACTION SERVICES, INC.
                                    Financial Highlights


                                       (In Thousands, Except Per Share Data)


                                            Three Months Ended March 31,
                                     -----------------------------------------
                                                     (Unaudited)

<CAPTIONS>
                                       1997              1996         % Change
                                     ---------         ---------      --------
Net Operating Revenues               $  90,430         $  89,011            2%

Net Income                           $   7,391         $  11,035          (33%)

Net Income per Common Share          $    0.27         $    0.41          (34%)


Weighted Average Common Shares
Outstanding                             27,197            27,117             -















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SPS TRANSACTION SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------
(In thousands, except per share data)


                                                            Three Months Ended
                                                                 March 31,
                                                            -------------------
                                                              1997       1996
                                                            --------   --------
                                                                (Unaudited)
Processing and service revenues                             $ 75,309   $ 74,330
Merchant discount revenue                                      3,138      7,844
                                                            --------   --------
                                                              78,447     82,174

Interest revenue                                              64,076     55,952
Interest expense                                              20,382     22,643
                                                            --------   --------
  Net interest income                                         43,694     33,309
Provision for loan losses                                     31,711     26,472
                                                            --------   --------
  Net credit income                                           11,983      6,837

NET OPERATING REVENUES                                        90,430     89,011

Salaries and employee benefits                                29,523     24,200
Processing and service expenses                               28,327     26,671
Other expenses                                                20,541     20,341
                                                            --------   --------
  Total operating expenses                                    78,391     71,212
                                                            --------   --------

Income before income taxes                                    12,039     17,799
Income tax expense                                             4,648      6,764
                                                            --------   --------
NET INCOME                                                  $  7,391   $ 11,035
                                                            ========   ========

NET INCOME PER COMMON SHARE                                 $   0.27   $   0.41


Weighted Average Common Shares
  Outstanding                                                 27,197     27,117


SPS TRANSACTION SERVICES, INC.
STATISTICAL SUMMARY


                                                     Three Months Ended
                                             ----------------------------------
                                             March 31,  March 31,  December 31,
                                               1997       1996         1996
                                             --------   --------   ------------
                                                        (Unaudited)
Income Statement Data (thousands)
  Transaction processing services            $ 24,462   $ 21,434     $ 24,971
  Managed Programs                             23,395     23,121       22,286
  HSB Programs                                 14,019     11,640       15,436
  Servicing fees on securitized loan           13,433     18,135        9,244
                                             --------   --------     --------
    Processing and service revenues          $ 75,309   $ 74,330     $ 71,937
                                             ========   ========     ========

Balance Sheet Data (millions)
  End-of-period
    Total loans*                             $2,078.4   $2,191.4     $2,217.5
    Owned loans                              $1,498.4   $1,611.4     $1,637.5

  Average
    Total loans*                             $2,173.8   $2,221.5     $2,081.2
    Owned loans                              $1,593.8   $1,633.3     $1,501.2

Operating Data (thousands)
  Electronic point-of-sale
    transactions processed                    101,882     97,200      111,966
  TeleServices customer
    contacts processed                          2,429      2,631        2,983
  Active consumer private label
    accounts(end-of-period)                     3,246      3,642        3,466
  Active commercial
    accounts(end-of-period)                       951        732          898

Asset Quality
  Average
    Net charge-off % (Total loans)*              8.93%      6.26%        8.75%
    Net charge-off % (Owned)                     9.09%      6.35%        8.95%

  End-of-period
    30-89 days delinquency % (Total loans)*      4.71%      4.81%        4.88%
    30-89 days delinquency % (Owned)             4.95%      5.05%        4.97%

    90-179 days delinquency % (Total loans)*     3.61%      3.01%        3.89%
    90-179 days delinquency % (Owned)            3.79%      3.10%        4.15%

    Allowance for loan losses (Owned)        $ 84,394   $ 66,252     $ 88,397
    (thousands)

    Allowance for loan losses % (Owned)          5.63%      4.11%        5.40%


* Total loans represents both owned and securitized credit card loans.

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SPS TRANSACTION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(In thousands, except share data)

                                                     March 31,    December 31,
                                                       1997          1996
                                                   ------------   ------------
                                                    (Unaudited)
ASSETS:
  Cash and due from banks                            $   19,552     $   15,205
  Investments held to maturity - at amortized cost       55,759         41,675
  Credit card loans                                   1,498,421      1,637,507
  Allowance for loan losses                             (84,394)       (88,397)
                                                     ----------     ----------
    Credit card loans, net                            1,414,027      1,549,110
  Accrued interest receivable                            19,270         21,141
  Accounts receivable                                    35,369         42,202
  Due from affiliated companies                           3,967          9,900
  Premises and equipment, net                            26,241         25,294
  Deferred income taxes                                  37,272         38,266
  Prepaid expenses and other assets                      17,060         17,992
                                                     ----------     ----------
TOTAL ASSETS                                         $1,628,517     $1,760,785
                                                     ==========     ==========
LIABILITIES:
  Deposits:
    Noninterest-bearing                              $    4,353     $    9,012
    Interest-bearing                                    474,188        454,423
                                                     ----------     ----------
  Total deposits                                        478,541        463,435
  Accounts payable, accrued expenses and other           51,486         50,019
  Income taxes payable                                   12,177         17,756
  Due to affiliated companies                           831,706        982,547
  Accrued recourse obligation                            22,636         22,636
                                                     ----------     ----------
    Total liabilities                                 1,396,546      1,536,393
                                                     ----------     ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value, 100,000
    shares authorized; none issued or outstanding
  Common stock, $.01 par value, 40,000,000 and
    40,000,000 shares authorized; 27,252,659 and
    27,242,207 shares issued; 27,202,273 and
    27,187,462 shares outstanding at March 31, 1997
    and December 31, 1996, respectively                     273            272
  Capital in excess of par value                         81,247         81,096
  Retained earnings                                     151,736        144,345
  Common stock held in treasury, at cost, $.01
    par value, 50,386 and 54,745 shares at March 31,
    1997 and December 31, 1996, respectively             (1,242)        (1,312)
  Stock compensation plan                                   483            453
  Employee stock benefit trust                             (483)          (413)
  Unearned stock compensation                               (43)           (49)
                                                     ----------     ----------
    Total stockholders' equity                          231,971        224,392
                                                     ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $1,628,517     $1,760,785
                                                     ==========     ==========